Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

We have issued our report dated March 27, 2014 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013, of GlobalSCAPE, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP
Houston, Texas
May 14, 2015